Exhibit 107

Calculation of Filing Fee Tables

Form S-3

MOBILE GLOBAL ESPORTS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities (Revised)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common	Rule 457(o)	1,886,793	$2.00	$3,773,583	.000110207	$416
	Equity	Common underlying warrants (3)		1,886,793	$2.00	$3,773,583		$416
	Equity	Common underlying warrants (4)		339,623	2.00	679,246		75
Fees Previously Paid								$0
Fees Previously Paid								$0
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$8,226,418
	Total Fees Previously Paid					$0
	Total Fee Offsets					0
	Net Fee Due					$907

(1)	Estimated closing market price of the Company’s common shares on October 7, 2022 on the NASDAQ Market has been used for the purpose of computing the amount of the registration fee.
(2)	Calculated pursuant to Rule 457(o) under the Securities act of 1933, as amended.
(3)	Includes additional common shares issuable upon exercise of all warrants issued to Selling Shareholders.
(4)	Includes additional common shares issuable upon exercise of all warrants issued to Placement Agent